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EXHIBIT 99.1  PRESS RELEASE


For Immediate Release

                      G. THOMAS AHERN APPOINTED TO BOARD OF
                       PEOPLES EDUCATIONAL HOLDINGS, INC.

     (Saddle Brook, NJ) -- April 24, 2006 -- Peoples Educational Holdings, Inc. (NASDAQ: PEDH) today announced the appointment of G. Thomas Ahern to its Board of Directors, effective April 23, 2006. Mr. Ahern was also appointed to serve on the Company's Audit Committee.

Mr. Ahern has been the Chief Executive Officer of SwiftKnowledge, Inc. since 2002. SwiftKnowledge provides a suite of web-based query, analysis and reporting solutions to business users. Prior to joining SwiftKnowledge, he served as the Executive Vice President, Sales and Marketing for PLATO Learning, an educational software company. Before joining PLATO, Mr. Ahern was with Control Data Corporation as the National Sales Manager for their Education and Training Division. Mr. Ahern holds a BA in Communication Studies from Northwestern University.

     Brian T. Beckwith, President and Chief Executive Officer of the Company, commented, "Mr. Ahern brings to the Board valuable insight into the educational publishing business. He was at the helm of Plato Learning's sales operation during their growth from $8 million to $75 million in sales. As a result, he understands the issues involved in running a fast growing educational company. We are pleased to have him join our Board of Directors."

ABOUT PEOPLES EDUCATIONAL HOLDINGS, INC.
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Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction Product Group
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     -    Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

     - Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.





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College Preparation Product Group
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     -    The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Peoples Educational Holdings, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplespublishing.com



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